Aflac Incorporated Form 8-K	Exhibit 5.1

September 26, 2012

Aflac Incorporated

1932 Wynnton Road

Columbus, Georgia 31999

Re:	Aflac Incorporated 5.50% Subordinated Debentures due 2052

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Corporate Secretary to Aflac Incorporated, a Georgia corporation (the “Company”), and as such have acted as counsel for the Company in connection with the Underwriting Agreement, dated September 19, 2012 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman, Sachs & Co., as representatives of the underwriters named therein (the “Underwriters”) and the Company relating to the sale by the Company to the Underwriters of $450,000,000 aggregate principal amount of the Company’s 5.50% Subordinated Debentures due 2052 (the “Debentures”) (or $517,500,000 aggregate principal amount if the underwriters exercise their over-allotment option in full pursuant to the terms of the Underwriting Agreement) to be issued under the Subordinated Indenture, dated as of September 26, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto, dated as of September 26, 2012 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The Underwriting Agreement, the Indenture and the Debenture Certificate (as defined below) are referred to herein collectively as the “Transaction Documents.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

Aflac Incorporated

September 26, 2012

In connection with this opinion, I, or attorneys under my supervision, have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate in connection with this opinion, including:

(a) the registration statement on Form S-3ASR (File No. 333-181089) of the Company relating to the Debentures and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2012 under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) the prospectus supplement, dated September 19, 2012, relating to the offering of the Debentures, in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(c) an executed copy of the Underwriting Agreement;

(d) an executed copy of the Indenture;

(e) the global certificate evidencing the Debentures in the form executed and delivered by the Company to the Trustee for authentication and delivery (the “Debenture Certificate”)

(f) the Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Georgia (the “Articles of Incorporation”);

(g) the Bylaws of the Company, as certified by me, Secretary of the Company (the “Bylaws”); and

(h) resolutions of the Board of Directors of the Company adopted on November 8, 2011, resolutions of the executive committee of the Board of Directors adopted on September 19, 2012, as certified by me, Secretary of the Company.

I, or the attorneys under my supervision, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, I, or the attorneys under my supervision, have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. I, or the attorneys under my supervision, have further assumed that the Company has complied and will comply with all aspects of applicable laws of

Aflac Incorporated

September 26, 2012

jurisdictions other than the State of Georgia in connection with the execution and delivery by the Company of each Transaction Document and the performance by the Company thereunder. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties.

I am admitted to the Bar in the State of Georgia and I do not express any opinion as to any laws other than (i) the laws of the State of Georgia and (ii) the federal laws of the United States of America to the extent referred to specifically herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, I am of the opinion that (i) the Indenture has been duly executed and delivered by the Company and (ii) when the Debentures have been duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Debentures will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and will be entitled to the benefits of the Indenture.

[Signature Page Follows]

Aflac Incorporated

September 26, 2012

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the reference to me under the heading “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours, /s/ Joey M. Loudermilk